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                                                                 Exhibit 10.13

                          [LETTERHEAD OF KNOLL, INC.]


June 6, 2000


Mr. Andrew C. McGregor
293 S. Lakeshore Drive
Holland, MI 49424

Dear Andy:

I am pleased to extend to you an offer of employment as the Chief Marketing
& Development Officer for Knoll, Inc. In this capacity, you will work with Kass, John and me together with the other members of the Company's senior management team to chart the strategic direction and manage Knoll day-to-day to maximize our long-term prospects. Upon your acceptance of this offer, you will devote your entire working time and best efforts to this position during the term of your employment. This position will be located at the Company's office in New York.

You will receive a one-time signing bonus of $250,000 payable in 15 days after you commence work at Knoll; provided however, that you will repay the signing bonus if you voluntarily leave the employ of Knoll in the next 12 months.

Your annual salary will be $250,000 paid on a bi-monthly basis.

You will be eligible to participate in the Knoll Annual Incentive Program. Under the current program, you will have a target bonus opportunity to earn 100% of your base salary for performance during the balance of 2000. Payout under this program is based on achieving Company and individual objectives. Your bonus will be pro-rated for 2000. This incentive program would be outlined in a separate letter to you upon your acceptance of this offer.

Subject to the approval of the Knoll, Inc. Board of Directors, you will receive 120,000 stock options in Knoll, Inc. common stock at an exercise price of $28.00 per share. These options will vest over the next four anniversaries of your grant date as follows: 30% on the first anniversary; 20% on the second anniversary; 20% on the third anniversary; and 30% on the fourth anniversary. This grant will also be subject to the terms of the 1999 Stock Incentive Plan and the execution by you of the standard stock option agreement prepared by Knoll's general counsel.


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Andrew C. McGregor
June 6, 2000
Page 2


You will be eligible for Knoll's existing benefit package, including medical and dental insurance, life insurance, 401K, and pension plan. You will qualify for three vacation weeks per year and will be entitled to Knoll's relocation plan to assist you with your move to New York (copy attached).

You represent and warrant that your execution of this letter and working for Knoll will not cause you to be in violation of any agreement with any party or any policy of your former employer and that no such agreement or policy will adversely affect your ability to perform your job at Knoll.

This offer is contingent upon verification of information you have provided and the completion of a pre-employment examination, which will include drug screening. You will also be required to sign Knoll's intellectual property agreement, a copy of which is attached. This offer will remain open until June 6, 2000.

If you are terminated by Knoll at any time without "Cause" (as hereinafter defined), you will receive the sum of $250,000 as severance in complete satisfaction of any and all claims you have against Knoll upon your execution of a general release prepared by Knoll's general counsel; provided however, that you will not receive any severance payment whatsoever and will have no claim against Knoll if you voluntarily leave Knoll or if you are terminated for "Cause".

For purposes of this letter, "Cause" means: (i) your failure (except where due to a disability), neglect, or refusal to perform your duties which failure, neglect, or refusal shall not have been corrected by you within 30 days of receipt by you of written notice from Knoll of such failure, neglect, or refusal; (ii) your engaging in conduct that has the effect of injuring the reputation or business of Knoll or its affiliates in any material respect,
(iii) any continued or repeated absence from work, unless such absence is
(a) approved or excused by Knoll or (b) is the result of your illness, disability or incapability; (iv) your use of illegal drugs or repeated drunkenness; (v) conviction for the commission of a felony; or (vi) the commission by you of an act of fraud or embezzlement against Knoll or any of its employees, customers, or suppliers.

This agreement and your at-will employment will be subject to and governed by the internal laws of the state of New York, without regard for the principles of conflicts of laws. This agreement sets forth the entire understanding and agreement of the parties hereto with respect to the terms of your employment


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Andrew C. McGregor
June 6, 2000
Page 3


and supercedes any and all prior written and oral discussions, understandings, and agreements. The parties each irrevocably consent to jurisdiction in the state and federal courts sitting in the state of New York.

Andy, I am very enthusiastic about the prospect of you joining us at Knoll. We know that you will make a significant contribution.

Very truly yours,

/s/ Andrew B. Cogan

Andrew B. Cogan
Chief Operating Officer


cc:  Kass Bradley
     John Lynch



Accepted  /s/ Andrew C. McGregor
         ----------------------------
          Andrew C. McGregor